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                                                                    EXHIBIT 99.1

                   DAVID S. JOSEPH NAMED TO LASERVISION BOARD

ST. LOUIS, MISSOURI--June 13, 2001--LASER VISION CENTERS, INC., (NASDAQ: LVCI) announced today that David S. Joseph, 59, has been named to its Board of Directors. Mr. Joseph currently resides in Haverford, PA.

Mr. Joseph is currently Chairman of Orthovita, Inc. (NASDAQ: VITA) based in Malvern, PA. Orthovita is a biomaterials company with proprietary techniques for the development of novel products for use in orthopaedics. He served as Orthovita's President and CEO from 1993 until being named Chairman.

Mr. Joseph also serves on the Board of Directors of Highway to Health, a private web-based travel/health insurance company, Animas Corporation, a diabetes device technology company and Morphotek, Inc., a genomics platform technology company.

He was a co-founder of Site Microsurgical Systems, an ophthalmic device company, and served as the company's President and CEO, prior to the company being acquired by Johnson & Johnson. He also was a co-founder and served as President and CEO of Surgical Laser Technologies, Inc. Prior to his founding of Site Microsurgical, Mr. Joseph served as the Executive Director of Wills Eye Hospital, Philadelphia, PA, the world's largest eye specialty hospital, from 1977 to 1980.

Mr. Joseph holds a Bachelor of Science degree from King's College in Pennsylvania, where he currently serves on the Board of Directors, and a MBA in Health Care Administration from Xavier University in Ohio.

"As LaserVision begins to explore new areas of growth in ophthalmology, it is essential that strategies be evaluated and challenged by an experienced Board of Directors," LaserVision Chairman and CEO, John J. Klobnak said. "David Joseph brings years of experience as both a CEO and corporate Director in corporate healthcare. We believe Mr. Joseph will be a valuable contributor and shareholder advocate."

James M. Garvey, Managing Director of Schroder Ventures Life Sciences and a director of LaserVision since 1995, also serves on the Board of Directors of Orthovita.

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Page Two
Laser Vision Centers, Inc.
June 13, 2001

As of May 1, 2001, LaserVision operated 106 excimer lasers in the United States providing access to over 710 surgeons in more than 310 locations in 47 states, making it the largest excimer laser provider in the world. In addition to being the world's largest provider of excimer lasers, related equipment and support services for the treatment of nearsightedness, farsightedness and astigmatism, LaserVision also provides mobile cataract services through its subsidiary Midwest Surgical Services.

Except for historical information, statements relating to the Company's plan, objectives and future performance are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Because of various risks and uncertainties, actual strategies and results in future periods may differ materially from those currently expected. Additional discussion of factors affecting the Company's business is contained in the Company's most recent filings with the Securities and Exchange Commission.

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Contact: John A. Stiles
         314-434-6900
         jstiles@laservision.com
         http://www.laservision.com